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                                                                    EXHIBIT 10.3

                         EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement ("Agreement") is made and effective this 1st day of June, 2003 by and between VERDISYS, INC. ("COMPANY") and DAVID MAUZ ("EXECUTIVE").

NOW, THEREFORE, the parties hereto agree as follows:

1.   EMPLOYMENT

     Company hereby agrees to initially employ Executive as its Chief Operations Officer and Executive hereby accepts such employment in accordance with the terms of this Agreement and the terms of employment applicable to regular employees of Company. In the event of any conflict or ambiguity between the terms of this Agreement and terms of employment applicable to regular employees, the terms of this Agreement shall control. Election or appointment of Executive to another office or position, regardless of whether such office or position is inferior to Executive's initial office or position, shall not be a breach of this Agreement.

2.   DUTIES OF EXECUTIVE

     The duties of Executive shall include the performance of all of the duties typical of the office held by Executive as described in the bylaws of the Company and such other duties and projects as may be assigned by a superior officer of the Company, if any, or the board of directors of the Company. Executive shall devote his entire productive time, ability and attention to the business of the Company and shall perform all duties in a professional, ethical and businesslike manner. Executive will not, during the term of this Agreement, directly or indirectly engage in any other business, either as an employee, employer, consultant, principal, officer, director, advisor, or in any other capacity, either with or without compensation, without the prior written consent of Company. In addition to the duties described herein, Executive is also authorized and directed to do the following.

3.   COMPENSATION

     Executive will be paid compensation during this Agreement as follows:

         a. A base salary of $140,000.00 (one hundred and forty thousand dollars) year one, $170,000.00 year two and $200,000.00 year three; payable in installments according to the Company's regular payroll schedule. Scheduled increases will happen at the fiscal year end of each year.

         b. A Management By Objectives (MBO) plan will be made available as additional incentive salary in a separate agreement.

         c. Stock Options. Options for 1,000,000 shares of common stock with a $0.10 per share strike price to transfer immediately upon the execution of this agreement (these options will be in addition to option agreements already previously in force). In addition, executive will receive options for 100,000 shares of common stock per year, transferable on the anniversary of the execution of this agreement every year for the term of this agreement. All previous Verdisys stock options from the period of 7/10/2000 - present, that are not already vested for purchase will become immediately available for vested purchase upon execution of this agreement in accordance with said

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               existing stock option agreements. All stock options will have an exercise period of 60 months from origination of documents.

         d. Past due Compensation. Dispensation(s) of all past due compensation owed to executive will be negotiated in a separate agreement.

4.   BENEFITS

         a. Holidays. Executive will be entitled to at least 14 paid holidays each calendar year and 10 personal days. Company will notify Executive on or about the beginning of each calendar year with respect to the holiday schedule for the coming year. Personal holidays, if any, will be scheduled in advance subject to requirements of Company. Such holidays must be taken during the calendar year and cannot be carried forward into the next year. Executive is not entitled to any personal holidays during the first six months of employment.

         b. Vacation. Following the first six months of employment, Executive shall be entitled to 30 days paid vacation each year accruing monthly at a rate of 2.5 days per month to a maximum of 180 days.

         c. Sick Leave. Executive shall be entitled to sick leave and emergency leave according to the regular policies and procedures of Company. Additional sick leave or emergency leave over and above paid leave provided by the Company, if any, shall be unpaid and shall be granted at the discretion of the board of directors.

         d. Medical and Group Life Insurance. Company agrees to include Executive in the group medical and hospital plan of Company and provide group life insurance for Executive at no charge to Executive in the amount of 1,000,000.00 (one million dollars) during this Agreement. Executive shall be responsible for payment of any federal or state income tax imposed upon these benefits.

         e. Pension and Profit Sharing Plans. Executive shall be entitled to participate in any pension or profit sharing plan or other type of plan adopted by Company for the benefit of its officers and/or regular employees.

         f. Automobile. Verdisys will provide to Executive the use of an automobile of executive's choice at a gross purchase price not to exceed $45,000.00. Verdisys agrees to replace the automobile with a new one at executive's request no more often than once every two years. Verdisys will pay all automobile operating expenses incurred by executive in the performance of Verdisys duties. Verdisys will procure and maintain in force an automobile liability policy for the automobile with coverage, including executive, in the minimum amount of $1,000,000 combined single limit on bodily injury and property damage.

         g. Expense Reimbursement. Executive shall be entitled to reimbursement for all reasonable expenses, including travel and entertainment, incurred by Executive in the performance of Executive's duties. Executive will maintain records and written receipt as required by the Company policy and reasonably requested by the board of directors to substantiate such expenses.

5.   TERM AND TERMINATION

         a. The Initial Term of this Agreement shall commence on April 1, 2003 and it shall continue in effect for a period of three years. Thereafter, the Agreement

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               shall be renewed upon the mutual agreement of Executive and
               Company. This Agreement and Executive's employment may be terminated at Company's discretion during the Initial Term, provided that Company shall pay to Executive an amount equal to payment at Executive's base salary rate for the remaining period of Initial Term, plus an amount equal to 150% of Executive's base salary. In the event of such termination, Executive shall not be entitled to any incentive salary payment or any other compensation then in effect, prorated or otherwise.

         b. This Agreement and Executive's employment may be terminated by Company at its discretion at any time after the Initial Term, provided that in such case, Executive shall be paid 150% of Executive's then applicable base salary.

         c. This Agreement may be terminated by Executive at Executive's discretion by providing at least thirty (30) days prior written notice to Company. In the event of termination by Executive pursuant to this subsection, Company may immediately relieve Executive of all duties and immediately terminate this Agreement, provided that Company shall pay Executive at the then applicable base salary rate to the termination date included in Executive's original termination notice.

         d. In the event that Executive is in breach of any material obligation owed Company in this Agreement, habitually neglects the duties to be performed under this Agreement, engages in any conduct which is dishonest, damages the reputation or standing of the Company, or is convicted of any criminal act or engages in any act of moral turpitude, then Company may terminate this Agreement upon five (5) days notice to Executive. In event of termination of the agreement pursuant to this subsection, Executive shall be paid only at the then applicable base salary rate up to and including the date of termination. Executive shall not be paid any incentive salary payments or other compensation, prorated or otherwise.

         e. In the event Company is acquired, or is the non-surviving party in a merger, or sells all or substantially all of its assets, this Agreement shall not be terminated and Company agrees to use its best efforts to ensure that the transferee or surviving company is bound by the provisions of this Agreement.

6.   NOTICES

     Any notice required by this Agreement or given in connection with it, shall be in writing and shall be given to the appropriate party by personal delivery or by certified mail, postage prepaid, or recognized overnight delivery services;

         If to Company:
         Verdisys, Inc.
         25025 I-45 North
         Suite 525
         The Woodlands, TX  77380

         If to Executive:
         David C. Mauz
         87 Blue Creek Place

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         The Woodlands, TX 77382

7.   FINAL AGREEMENT

     This Agreement terminates and supersedes all prior understandings or agreements on the subject matter hereof. This Agreement may be modified only be a further writing that is duly executed by both parties.

8.   GOVERNING LAW

     This Agreement shall be construed and enforced in accordance with the laws of the state of Texas.

9.   HEADINGS

     Headings used in this Agreement are provided for convenience only and shall not be used to construe meaning or intent.

10.  NO ASSIGNMENT

     Neither this Agreement nor any or interest in this Agreement may be assigned by Executive without the prior express written approval of Company, which may be withheld by Company at Company's absolute discretion.

11.  SEVERABILITY

     If any term of this Agreement is held by a court of competent jurisdiction to be invalid or unenforceable, then this Agreement, including all of the remaining terms, will remain in full force and effect as if such invalid or unenforceable term had never been included.

12.  ARBITRATION

     The parties agree that they will use their best efforts to amicably resolve any dispute arising out of or relating to this Agreement. Any controversy, claim or dispute that cannot be so resolved shall be settled by final binding arbitration in accordance with the rules of the American Arbitration Association and judgment upon the award rendered by the arbitrator or arbitrators may be entered in any court having jurisdiction thereof. Any such arbitration shall be conducted in Texas, or such other place as may be mutually agreed upon by the parties. Within fifteen (15) days after the commencement of the arbitration, each party shall select one person to act arbitrator, and the two arbitrators so selected shall select a third arbitrator within ten (10) days of their appointment. Each party shall bear its own costs and expenses and an equal share of the arbitrator's expenses and administrative fees of arbitration.

IN WITNESS WHEREOF, the parties hereto have executed this Agreement as of the date first above written.

_________________________           ___________________________

By:______________________           By: David C. Mauz

Title: __________________           Chief Operations Officer

Verdisys, Inc.                      Verdisys, Inc.

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